Exhibit 77Q1
Sub-Item 77C - Submission of matters to a vote of security holders.

Reorganization to Multi-Class Structure

	At a special meeting of shareholders held on October 31, 2000, shareholders of each of the series of Neuberger Berman Income Trust (the "Trust") voted to approve plans of reorganization to convert the Trust from a master-feeder structure to a multi-class structure (the "Reorganization"). The affirmative and negative votes cast with respect to this matter can be found in the table below.
   	Effective December 15, 2000, Neuberger Berman Income Funds reorganized from a two-level master-feeder fund to a single-level multiple-class fund. Therefore, the series of Neuberger Berman Income Funds own directly the securities formerly held in Neuberger Berman Income Managers Trust. Neuberger Berman Income Funds has two classes of shares: Investor Class and Trust Class. A Combined Prospectus and Proxy Statement and a Statement of Additional Information, each dated August 15, 2000, were filed with the Securities and Exchange Commission under Rule 497 on August 25, 2000, File No. 333-40090, EDGAR Accession No. 0000898432-00-000550.

Affirmative and Negative Votes Cast on October 31, 2000 with respect to the Reorganization to Multi-Class Structure

Fund					Affirmative			Negative
Neuberger Berman Income Trust
Institutional Cash Trust	519,430,866			403,842
Limited Maturity Bond Trust	1,517,537.432		20,701.325




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